UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2004

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Its Charter)

OHIO	1-8944	34-1464672

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2589

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.
SIGNATURE

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on July 13, 2004 as follows:

CLEVELAND-CLIFFS ANNOUNCES STOCK REPURCHASE PROGRAM

     Cleveland, OH, July 13, 2004 – Cleveland-Cliffs Inc (NYSE-CLF) today announced that its Board of Directors has authorized a stock repurchase program of an aggregate of up to 1.0 million shares of the Company’s outstanding Common Stock. These purchases will be either Common Stock and/or through the redemption of shares of the Company’s 3.25% Redeemable Cumulative Convertible Preferred Stock at the redemption rate of 1 share of Preferred Stock equivalent to 16.129 shares of the Company’s Common Stock. Common Stock purchased in accordance with this program will be accumulated as treasury shares and used for general corporate purposes.

     John S. Brinzo, chairman and chief executive officer, said, “This repurchase program complements our strategic plan to enhance shareholder value. Initiation of this program will more fully utilize the Company’s financial capability and can be implemented without affecting our business operations.”

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * * * *

     References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from statements for a variety of factors. Although the stock repurchase program has been authorized, the actual timing of repurchases is discretionary with the Company. Factors that might impact the timing of repurchases include the many factors and risks, as set forth in the Company’s Annual Report for 2003 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ George W. Hawk, Jr.
	Name:	George W. Hawk, Jr.
	Title:	Assistant General Counsel

Date: July 14, 2004

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